Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2007, with respect to the consolidated financial statements of AmeriPath, Inc. incorporated by reference in this Registration Statement (on Form S-3) and related Prospectus Supplement of Quest Diagnostics Incorporated for the registration of debt securities.

/s/ Ernst & Young LLP
Certified Public Accountants
West Palm Beach, FL
June 15, 2007